Exhibit 10.35

Summary of MeadWestvaco Corporation Annual Incentive Plan under 2005 Performance

Incentive Plan, as amended

Under the MeadWestvaco Corporation Annual Incentive Plan (the “Plan”), which is a part of the 2005 Performance Incentive Plan, the Compensation and Organization Development Committee (the “Committee”) of the Board of Directors annually awards each executive an annual incentive award that is payable in cash. The size of each executive officer’s annual award is determined by application of his or her annual incentive target expressed as a percentage of base salary, which the Committee examines annually to confirm that the target is reasonable when viewed against external competitive market data, peer group and general industry trends.

Annual cash incentives are payable only if designated objectives for key financial and/or operational metrics are met, unless they are reduced at the discretion of the Committee. These objectives for executive officers are set by the Committee, and generally include such targets as earnings before interest and taxes (“EBIT”), free cash flow, productivity, and general and administrative savings. Annual incentives are subject to a maximum payout of 200% of target performance with a minimum threshold equal to 50% of target, generally. In the event of below target performance, the Committee shall reduce award values to reflect proportional progress made towards target performance levels.